Exhibit 99.4

BAXTER INTERNATIONAL INC.

Offer to Exchange up to 13,360,527 Shares of Common Stock of

BAXALTA INCORPORATED

which are owned by Baxter International Inc.

for Shares of Common Stock of

BAXTER INTERNATIONAL INC.

Pursuant to the Prospectus dated May 4, 2016

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 18, 2016, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF BAXTER COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

May 4, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions:

In connection with the transactions described in the prospectus dated May 4, 2016 (the “Prospectus”), Baxter International Inc. (“Baxter”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus, together with any amendments or supplements thereto, to exchange up to 13,360,527 shares of common stock (“Baxalta common stock”) of Baxalta Incorporated (“Baxalta”), which are owned by Baxter, for shares of common stock (“Baxter common stock”) of Baxter that are validly tendered and not validly withdrawn.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of Baxter common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for reasonable and necessary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stock transfer taxes will generally be payable as a result of the transaction.

As described in the Prospectus, Baxter is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange of shares of Baxter common stock or Baxalta common stock is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company, custodian, other similar institution or fiduciary shall be deemed to be the agent of Baxter, Baxalta, the dealer manager, the exchange agent or the information agent for purposes of the exchange offer.

BAXTER’S OBLIGATION TO EXCHANGE SHARES OF BAXALTA COMMON STOCK FOR SHARES OF BAXTER COMMON STOCK IS SUBJECT TO CERTAIN CONDITIONS, AS DESCRIBED IN THE PROSPECTUS, WHICH YOU SHOULD READ CAREFULLY AND IN ITS ENTIRETY.

For your information and for forwarding to your clients for whom you hold shares of Baxter common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.    the Prospectus;

2.    a form of Letter of Transmittal for tendering shares of Baxter common stock and an Instruction Booklet to the Letter of Transmittal for your use in accepting the exchange offer and tendering shares of Baxter common stock;

3.    the Guidelines for Certification of Taxpayer Identification Number on Form W-9 for U.S. Taxpayers included in the Instruction Booklet to the Letter of Transmittal;

4.    a form of Notice of Guaranteed Delivery, to be used to accept the exchange offer if Baxter common stock and other required documents cannot be delivered to the exchange agent by 11:59 p.m., New York City time, on the expiration date of the exchange offer;

5.    a form of Letter to Clients, which may be sent to your clients for whose accounts you hold shares of Baxter common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

6.    a form of Notice of Withdrawal for use in withdrawing shares of Baxter common stock previously tendered in the exchange offer; and

7.    a return envelope addressed to the exchange agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 18, 2016, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of Baxter common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer and, unless Baxter has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once Baxter accepts shares of Baxter common stock tendered pursuant to this exchange offer, the tender is irrevocable.

Baxter will not pay any fees or commission to any broker, dealer or other person (other than to the dealer manager, information agent or the exchange agent for soliciting tenders of Baxter common stock pursuant to the terms of the exchange offer). Baxter will, however, upon request, reimburse brokers, dealers, banks, trust companies, custodians and similar institutions, for reasonable and necessary costs and expenses incurred by them in forwarding the materials enclosed herein to their customers.

The exchange of shares of Baxter common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) share certificates representing all tendered shares of Baxter common stock (other than shares of Baxter common stock in uncertificated form registered directly in Baxter’s share register), in proper form for transfer or (ii) with respect to shares delivered by book-entry transfer through The Depository Trust Company (“DTC”), confirmation of a book-entry transfer of those shares of Baxter common stock in the exchange agent’s account at DTC, in each case pursuant to the procedures set forth in the Prospectus in the section entitled “The Exchange Offer—Procedures for Tendering,” (b) a Letter of Transmittal for shares of Baxter common stock, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message (as defined in the Prospectus) and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, D.F. King & Co., Inc., at 1-800-622-1649 (toll-free in the United States) or 1-212-269-5550 (banks and brokers) or by email at baxter@dfking.com. You may also contact the information agent for assistance with any questions you may have about the exchange offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF BAXTER, BAXALTA, THE DEALER MANAGER, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

2